               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                       SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (Section) 240.14a-11(c) or
    (Section) 240.14a-12


                                 CILCORP Inc.
               -----------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                 CILCORP Inc.
               -----------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    (4) Proposed maximum aggregate value of transaction:
_____
* Set forth the amount on which the filing fee is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

[LOGO] LOGO OF CILCORP INC.
300 HAMILTON BLVD. SUITE 300, PEORIA, IL 61602
                                          CENTRAL ILLINOIS LIGHT COMPANY
                                         CILCORP INVESTMENT MANAGEMENT INC.
                                        CILCORP VENTURES INC.
                                       ENVIRONMENTAL SCIENCE & ENGINEERING, INC.



                                                      March 13, 1995

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of CILCORP Inc. which will be held at 300 Liberty Street, Peoria, Illinois, on April 25, 1995 at 10 AM, Central Time. Detailed information as to the business to be transacted at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement.

It is important that your shares be represented at the meeting. Please complete, sign and date the enclosed Proxy and return it in the envelope provided as soon as possible.

Your continued interest and cooperation are greatly appreciated.

                                                      Sincerely,

                                                      /s/ Robert O. Viets

                                                      Robert O. Viets
                                                      President and Chief
                                                        Executive Officer

                                  CILCORP Inc.
                       300 Hamilton Boulevard, Suite 300
                             Peoria, Illinois 61602


                            Notice of Annual Meeting

                                                                  March 13, 1995

Dear Shareholders:

The Annual Meeting of Shareholders of CILCORP Inc. will be held on Tuesday, April 25, 1995 at 10 AM, Central Time, at 300 Liberty Street, Peoria, Illinois 61602 for the following purposes:

     1. To elect three members of the Board of Directors;

     2. To ratify the appointment by the Board of Directors of Arthur Andersen LLP as the independent public accountants for the year 1995;

     3. To consider and vote upon a shareholder proposal which is set forth and described in the attached proxy statement, if such proposal is brought before the meeting; and

     4. To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on February 24, 1995 are entitled to vote at the meeting.

By Order of the Board of Directors,

John G. Sahn
Vice President, General Counsel and Secretary

                                  IMPORTANT

It is important that your shares be represented at the meeting. Please mark, sign, date and return the enclosed proxy promptly in order that your shares will be voted.

                                Proxy Statement

General

      This statement is furnished in connection with a solicitation of proxies by the Board of Directors of CILCORP Inc. (the "Company" or "CILCORP"), for use at the Annual Meeting of Shareholders to be held on Tuesday, April 25, 1995 at 10 AM, Central Time, at 300 Liberty Street, Peoria, Illinois, and any adjournment thereof. The executive offices of the Company are located at 300 Hamilton Boulevard, Suite 300, Peoria, Illinois 61602. The shares represented by your proxy will be voted as directed therein if the proxy is duly executed and returned prior to the meeting. If no choice has been specified, the persons named in the proxy intend to vote for the election of the nominees listed below, in favor of ratification of the designated independent public accountants (Proposal 2), and against the shareholder proposal (Proposal 3). You may revoke your proxy by a duly executed later proxy, or at any time before it is exercised by written notice to the Secretary of the Company, received prior to the time of the meeting, or orally at the meeting.

      Shareholders of record participating in the Company's Automatic Dividend Reinvestment and Stock Purchase Plan will receive one proxy for both shares held of record and shares held under such Plan. Shares in the account of an employee participating in the savings plans of the Company's subsidiaries, Central Illinois Light Company ("CILCO") and Environmental Science & Engineering, Inc. ("ESE"), will be voted in accordance with the employee's instructions; or, if no instructions are given, pursuant to the trust agreements pertaining to the plans.

      The expense of the solicitation of proxies is being borne by the Company. In addition to solicitation by mail, officers and regular employees of the Company may solicit proxies either personally, or by telephone or FAX. The Company will reimburse banks, brokers or other similar agents or fiduciaries for forwarding proxy material to their principals, the beneficial owners of the stock. The Company has arranged for D. F. King & Co., Inc., for a fee of approximately $8,000, to assist in the solicitation of proxies. Such solicitation may be made by mail, telephone, FAX or in person.

      The annual report of the Company for the year ended December 31, 1994 is being sent, along with the Notice of Annual Meeting, this Proxy Statement and the accompanying Proxy, to all shareholders of record at the close of business on February 24, 1995, which is the record date for the determination of shareholders entitled to vote at the meeting. These items are to be first mailed to shareholders on March 13, 1995.

Voting Securities and Principal Holders

      On February 24, 1995, the record date for the meeting, the outstanding voting stock of the Company consisted of 13,035,756 shares of common stock, no par value (the "common stock"). Each share of common stock entitles the holder thereof to one vote upon each matter coming before the meeting. Votes cast by proxy or in person at the annual meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

      To the Company's knowledge, no single entity or person has beneficial ownership of 5% or more of the Company's outstanding common stock. No independent inquiry has been made to determine whether any shareholder is the beneficial owner of shares not registered in the name of such shareholder or whether any shareholder is a member of a shareholder group.

Security Ownership of Management

      The following table sets forth as of January 1, 1995 the beneficial ownership of the Company's common stock by all directors (including nominees for director), the executive officers included in the Summary Compensation Table herein, and all directors and officers as a group. The following table also sets forth as of January 1, 1995 the common stock equivalents held by directors participating in the Company's and CILCO's Deferred Compensation Stock Plans (the "Plans").

                                                              Shares of Common
                                                              Stock and Nature         Common Stock
Name of Beneficial Owner                                 of Beneficial Ownership(1)   Equivalents(2)
- ------------------------                                 --------------------------   --------------
Marcus Alexis                                                           100                  1,619
John R. Brazil                                                          400                   --
Willard Bunn III                                                        500                   --
David E. Connor                                                       4,604                   --
Homer J. Holland                                                        100                   --
H. Safford Peacock                                                    1,000                  3,711
R. Wayne Slone                                                        9,365                   --
Katherine E. Smith                                                      131                  2,283
Richard N. Ullman                                                     1,000                  2,549
Robert O. Viets                                                       8,265                  4,543
Murray M. Yeomans                                                     1,250                  3,585
Ronald L. Rainson                                                     1,024                   --
William M. Shay                                                       5,291                   --
James F. Vergon                                                       1,416                   --
All directors and officers as a group                                37,201                 18,290

- ---------

(1) In each case, with respect to the shares of common stock shown, the named individual or his spouse has sole voting and investment power. No director or officer owns directly or indirectly more than one-tenth of one percent of the Company's common stock. All directors and officers as a group own less than one percent of the Company's common stock.

(2) Compensation deferred under the Plans is converted into units of common stock based upon the market price of such stock on the trading date next following the date payment would have been made to the director. Additional amounts are credited to the director's account equal to common stock dividends paid, and are treated as automatically reinvested in the Company's common stock.

1.   Election of Directors

      The Board of Directors consists of ten members, divided into three classes, with members of each class serving a three-year term. At the 1995 Annual Meeting, the shareholders will elect three persons as directors with terms continuing until the Annual Meeting of Shareholders in 1998 or until their respective successors are elected and qualified. The remaining seven directors will continue to serve as set forth below, with three directors having terms expiring April 1996 and four directors having terms expiring April 1997. To be elected a director, a nominee must receive the affirmative vote of a majority of the Company's outstanding shares represented at the meeting and entitled to vote. All of the nominees are now directors of the Company and have agreed to serve if elected. The nominees and directors are listed below, together with biographical information.

      The Board of Directors has no reason to believe that the nominees will not be available, but in the event that a vacancy among the original nominees is occasioned by death or any other reason prior to the meeting, the proxy will be voted for a substitute nominee or nominees designated by the Board of Directors.

Nominees for Election to the Board of Directors
For Three-Year Terms Expiring April 1998

Willard Bunn III
Senior Vice President and Managing Director                              [PHOTO]
in the Financial Services Unit
The Chicago Corporation,
Chicago, Illinois
Director of CILCORP since 1994 and CILCO since 1991
Member of Compensation and Finance Committees

     Mr. Bunn was born at Springfield, Illinois in 1943. He joined Marine Bank of Springfield in 1978 as an executive vice president. He was elected president in 1980 and chairman and chief executive officer in 1989. In 1992, Mr. Bunn became chairman and chief executive officer of Banc One Illinois Corporation which merged with Marine Bank. He was formerly associated with Chemical Bank from 1968 to 1978 serving in various capacities including vice president and group head of domestic depository institutions. Mr. Bunn graduated from Princeton University in 1966 with a degree in history. He received his master's degree in business administration from The Darden School at the University of Virginia in 1968. Mr. Bunn serves on the boards of various local and state business and civic organizations. He retired on December 31, 1994 as chairman and chief executive officer of Banc One Illinois Corporation and chairman of Bank One, Springfield, Illinois. He remains on the boards of Bank One, Springfield and Bank One, Chicago.

Homer J. Holland
President of Holland Partners, Inc., Chicago, Illinois                   [PHOTO]
(financial and executive management services for financial service institutions)
Director of CILCORP since 1994
Member of Audit and Finance Committees

     Mr. Holland was born at Madison, Wisconsin in 1941. He is a 1963 graduate of the U.S. Military Academy and served in the U.S. Army from 1963 to 1971. He received a Masters of Science degree in physics and electrical engineering from Massachusetts Institute of Technology in 1967 and a Doctor of Business Administration degree from George Washington University in 1972. Following military service, he was associated with the First National Bank of Chicago from 1971 to 1979, last serving as senior vice president. He was president of Exchange National Bank of Chicago from 1979 to 1983. Mr. Holland founded Holland Partners, Inc. in 1983 and through Holland Partners, Inc., acquired control of six Illinois savings banks from 1985 through 1988 (later merged as River Valley Savings Bank, F.S.B., Peoria, Illinois) and one Texas savings bank in 1992. He served as chairman of River Valley Holdings, Inc., parent of the Peoria bank, until its sale in January 1995. He continues to serve as chairman of Western Capital Holdings, Inc., parent of River Valley Bank, F.S.B., McAllen, Texas. He is a director of Environmental Science & Engineering, Inc., CILCORP Investment Management Inc., United Services Automobile Association, Lifeline Shelter Systems, Inc., Wisconsin Industrial Products Inc. and the Institute of European Studies.

Katherine E. Smith
Vice President, The Quaker Oats Company, Chicago, Illinois               [PHOTO]
Director of CILCORP and CILCO since 1985
Member of Compensation and Nominating Committees

     Ms. Smith was born at Chicago, Illinois in 1940. She is a 1961 graduate of Oregon State University with a degree in home economics. From 1982 to December 1994, Ms. Smith was vice president, consumer affairs, U.
S. Grocery Products Division of The Quaker Oats Company. She was formerly with The Great Atlantic & Pacific Tea Company, Inc. from 1976 to 1982 as vice president, consumer affairs and marketing services and prior to that, she was associated with The Pillsbury Company. She began her business career with Southern California Gas Company, a division of Pacific Lighting Corporation, where she advanced through various positions related to customer services. Ms. Smith is active in a number of professional and civic associations including the Society of Consumer Affairs Professionals in Business and the American Association of Family & Consumer Science. In addition, she is a trustee of the Oregon State University Foundation.

Members of the Board of Directors Continuing in Office
Term Expiring April 1996

John R. Brazil
President of Bradley University, Peoria, Illinois                        [PHOTO]
Director of CILCORP and CILCO since 1993
Member of Audit and Nominating Committees

     Dr. Brazil was born at Los Angeles, California in 1946. He received a bachelor's degree in history from Stanford University in 1968 and a master's degree and Ph.D. in American studies from Yale University in 1972 and 1975, respectively. In 1980, he was a Fulbright senior scholar in English and American studies at the University of Sydney, Australia. Prior to joining Bradley University as president in January 1992, he served as chancellor and professor of English at the University of Massachusetts Dartmouth (formerly known as Southeastern Massachusetts University) from 1984 through 1991. Dr. Brazil was previously associated with San Jose' State University in California for eleven years, last serving as professor of humanities and American studies and vice president for academic affairs. He is a director of First of America Bank-Illinois, N.A., First of America Bank-Illinois, N.A. Peoria Regional Advisory Board, Methodist Medical Center, and chairs the Walter Byers Post-Graduate Scholarship Committee of the National Collegiate Athletic Association.

David E. Connor
President of David E. Connor and Associates, Peoria, Illinois            [PHOTO]
(financial advisor to businesses and banks)
Director of CILCORP since 1985 and CILCO since 1968
Member of Executive and Finance Committees

     Mr. Connor was born at Omaha, Nebraska in 1925. He graduated from Yale University in 1947. Prior to his retirement in 1985, he had served as president and as a director of Midwest Financial Group, Inc. (a multi-bank holding company) since its inception in 1981, and chairman of its largest subsidiary, Commercial National Bank of Peoria. Mr. Connor had been associated with the bank since 1952, and advanced through various areas of responsibility to vice president in 1956. He was elected a director in 1959, senior vice president in 1964, president in 1967 and chairman in 1985. Mr. Connor formed David E. Connor and Associates in 1985. Other directorships include CILCORP Investment Management Inc., Keystone Consolidated Industries, Inc., Peoria Development Corporation and First Bankers Trust Shares, Quincy, Illinois. He is a member of the board of trustees of Bradley University and was formerly chairman of that board. He also serves on the boards of various local and state business and civic organizations.

Murray M. Yeomans
Chairman and Chief Executive Officer of Yeomans                          [PHOTO]
Distributing Company, Peoria, Illinois
(wholesale appliances and central heating and cooling equipment)
Director of CILCORP and CILCO since 1987
Member of Audit and Compensation Committees

     Mr. Yeomans was born at Philadelphia, Pennsylvania in 1935. He is a 1958 graduate of Miami University (Ohio) with a degree in business administration. He joined Yeomans Distributing Company in 1960 and was named president in 1972 and to his present position in 1991. He is a director of Peoria Area Community Foundation and serves as a trustee of Bradley University. In addition, he is a member of the Saint Francis Medical Center Advisory Board, the First of America Bank-Illinois N.A. Peoria Regional Advisory Board and president of the Illinois Neurological Institute. Mr. Yeomans is active in civic and charitable activities.

Members of the Board of Directors Continuing in Office
Term Expiring April 1997

Marcus Alexis
Board of Trustees Professor of Economics and                             [PHOTO]
Professor of Management and Strategy
Northwestern University, Evanston, Illinois
Director of CILCORP and CILCO since 1988
Member of Compensation and Finance Committees

     Dr. Alexis was born at New York, New York in 1932. He graduated from Brooklyn College in 1953 with a degree in economics. Dr. Alexis received a Master of Arts degree in economics from Michigan State University in 1954, and a Ph.D degree in economics from the University of Minnesota in 1959. He initially joined Northwestern University in 1970 and served as chairman of the Department of Economics from 1976-1979 and 1982-1985. During the period 1979 to 1981, he was a member, vice chairman and acting chairman of the Interstate Commerce Commission. He joined the University of Illinois at Chicago in 1985 as dean of the College of Business Administration and professor of economics. He returned to Northwestern University in 1990. He is former Chairman of the Federal Reserve Bank of Chicago and serves on the boards of the Teachers Insurance and Annuity Association, the Metropolitan Planning Council in Chicago, and is also a director of the Lincoln Park Zoological Society.

H. Safford Peacock
Investment Management and Farming                                        [PHOTO]
Director of CILCORP since 1985
Member of Audit and Executive Committees

     Mr. Peacock was born at Monmouth, Illinois in 1928. He graduated from the Massachusetts Institute of Technology in 1950. He joined Myers Industries, Inc. (manufacturers of store fixtures and storage shelving) in Lincoln, Illinois in 1953 in an engineering capacity, and was elected vice president of manufacturing and director in 1960. He served as vice president and general manager from 1974 until his retirement in 1977. He is active in investment management, including farming operations and industrial real estate. He is a director of Environmental Science & Engineering, Inc. and CILCORP Ventures Inc., trustee of Lincoln College and a trustee and past chairman of the board of trustees of Monmouth College. He was a Director of CILCO from 1978 to 1994.

Richard N. Ullman
President of Federal Companies, Peoria, Illinois                         [PHOTO]
(commercial warehousing, local and long distance moving)
Director of CILCORP and CILCO since 1988
Member of Finance and Nominating Committees

     Mr. Ullman was born at Peoria, Illinois in 1934. He graduated from DePauw University in 1956 with a liberal arts degree. He joined Federal Warehouse Company in 1957. In 1973 he was named president of that company and of Federal Companies. He is a director of First of America Bank-Illinois, N.A., First of America Bank-Illinois, N.A. Peoria Regional Advisory Board, Keystone Consolidated Industries, Inc. and the Peoria Medical Research Corporation. Mr. Ullman is a member of the Saint Francis Medical Center Advisory Board, a member of the advisory board of Children's Hospital of Illinois at Saint Francis Medical Center, and serves as a member of the board of trustees of Bradley University. He is active in a number of professional and civic organizations.

Robert O. Viets
President and Chief Executive Officer of this Company                    [PHOTO]
Director of CILCORP since 1988
Member of Executive Committee

     Mr. Viets was born at Girard, Kansas in 1943. He graduated from Washburn University in 1965 with a degree in economics and received his law degree from Washington University School of Law in 1969. He is a certified public accountant and has had experience with a national accounting firm. Mr. Viets joined CILCO in 1973 as manager of special studies and was appointed manager of rates and regulatory affairs in 1976. He was elected assistant vice president, regulatory and legislative affairs in 1980, vice president, financial services in 1981, vice president (finance group) in 1983, senior vice president of the Company and CILCO in 1986 and to his present position in 1988. Mr. Viets is a director of First of America Bank-Illinois, N.A., First of America Bank-Illinois, N.A. Peoria Regional Advisory Board, RLI Corp., Lincoln Office Supply Co., Incorporated, the Peoria Medical Research Corporation and Methodist Health Services Corporation. He serves as chairman of the board of trustees of Bradley University. He is also chairman of the board of Environmental Science & Engineering, Inc. and a director of CILCORP Investment Management Inc. and CILCORP Ventures Inc. and effective April 1, 1995, he will become chairman, president and chief executive officer of CILCO.

Committees and Meetings of the Board of Directors

      The Board of Directors, has, among others, Audit, Compensation and Nominating Committees.

      The Audit Committee is responsible for reviewing audits made by the Company's independent accountants, including the scope of the auditors' reports thereon and reviewing such other matters, such as the effectiveness of internal controls, as the Committee may deem appropriate. The Audit Committee recommends to the Board of Directors the independent accounting firm which will be engaged to audit the Company's financial statements. The Committee also reviews the activities of the Company's internal auditors. Directors serving as members of the Committee are Messrs. Brazil, Holland, Peacock and Yeomans. During 1994, the Committee held four meetings.

      The Compensation Committee considers and makes recommendations to the Board of Directors with respect to the compensation of the Company's executive officers. Directors serving as members of the Committee are Messrs. Alexis, Bunn, Yeomans and Ms. Smith. During 1994, the Committee held two meetings.

      The Nominating Committee's principal function is to review and recommend to the Board of Directors nominees to serve on the Board. The Committee considers nominees brought to its attention by other members of the Board, by members of management and by shareholders. Shareholders may submit recommendations to the Committee with respect to nominees by writing to the Secretary of the Company. Under the Company's By-laws, written notice of any shareholder nomination of an individual for election as a director at the Annual Meeting must be received by the Secretary of the Company at 300 Hamilton Boulevard, Suite 300, Peoria, Illinois 61602, not later than sixty days prior to the first anniversary of the date of the last Annual Meeting of Shareholders and set forth the name, age, business and residential address, principal occupation, number of shares of stock owned and such other information concerning the nominee as may be required by the federal securities laws in respect of an individual nominated as a director for whom proxies are solicited. (A copy of the Company's By-laws specifying the requirements for shareholder nominations will be furnished to any shareholder without charge upon written request to the Secretary.) Directors serving as members of the Committee are Messrs. Brazil, Ullman and Ms. Smith. The Committee did not meet during 1994.

      During 1994, the Board of Directors held a total of nine meetings.

Directors' Compensation

      No fees are paid to directors who are employees of the Company or its subsidiaries. Non-employee members of the Board receive a total annual retainer fee of $13,000 for serving on the Company's Board and on the Board of any of the Company's subsidiaries, prorated for less than a year's service. Non-employee directors also receive an attendance fee of $750 for attending meetings of the Board of Directors of the Company or its subsidiaries and an attendance fee of $750 for each meeting attended of committees of those Boards. A single Board or committee attendance fee is payable to each director in the event the Boards of the Company and CILCO or committees of the Boards of the Company and CILCO meet on the same day. Directors are also reimbursed for their travel expenses for each Board or committee meeting attended.

Executive Compensation

      The following table sets forth the compensation earned for the years 1994, 1993 and 1992 for the Chief Executive Officer and the five most highly compensated persons who were executive officers of the Company and its subsidiaries during 1994 and whose total annual compensation exceeded $100,000. All of these individuals were executive officers at December 31, 1994 except Mr. Rainson.

                                       SUMMARY COMPENSATION TABLE

                                                   Annual             Long-Term
                                                Compensation        Compensation
                                              -------------------   ------------        All Other
Name and Principal Position                   Year       Salary    LTIP Payouts(1)   Compensation(2)
- ---------------------------                   ----       ------    ---------------   ---------------
Robert O. Viets                               1994     $  261,000     $  88,015         $  27,364
President and Chief Executive                 1993        257,850        41,962            25,305
Officer of the Company                        1992        243,800        48,121            19,903

R. Wayne Slone                                1994        226,720        96,321            30,977
Chairman, President and Chief                 1993        205,500        88,635            28,611
Executive Officer of CILCO                    1992        195,250        60,976            22,371

William M. Shay                               1994        156,818        49,852            19,418
Vice President of CILCO(3)                    1993        150,437        34,864            17,953
                                              1992        143,250        30,851            25,821

James F. Vergon                               1994        140,270        63,012            12,513
Vice President of CILCO(4)                    1993        134,564        57,114            11,635
                                              1992        121,205        40,796             9,310

Ronald L. Rainson                             1994        189,119          --              15,394
Chairman, President and Chief                 1993        214,000          --              10,043
Executive Officer of ESE(5)                   1992        189,500        24,800             9,651

Thomas S. Romanowski                          1994        127,795        58,775            11,751
Vice President of CILCO                       1993        121,705        55,162            10,894
                                              1992        115,914        39,922             8,886

(1) Amounts paid, if any, pursuant to the EVA-Based Incentive Compensation Plans of the Company, CILCO and ESE.

(2) The amounts shown in this column for 1994 represent (a) employer contributions under the CILCO and ESE Savings Plans: Mr. Viets $4,620, Mr. Slone $4,620, Mr. Shay $4,234, Mr. Vergon $4,208, Mr. Rainson $4,802 and Mr. Romanowski $3,834; (b) earnings on deferred compensation: Mr. Viets $22,744, Mr. Slone $26,357, Mr. Shay $15,184, Mr. Vergon $8,305, Mr.
     Rainson $8,775, and Mr. Romanowski $7,917; and (c) employer contributions under an ESE deferred compensation plan: Mr. Rainson $1,817.

(3) Effective January 1, 1993. Previously Mr. Shay was a vice president of the Company.

(4) Mr. Vergon served as vice president and chief financial officer of the Company from January 1, 1993 through February 28, 1993.

(5) Effective April 1, 1994, Mr. Rainson concluded service as president and chief executive officer of ESE and concluded service as chairman of the board of ESE effective December 31, 1994.

EVA-Based Incentive Compensation Plan

      Incentive compensation is awarded in accordance with the Company's EVA-Based Incentive Compensation Plan ("EVA Plan") and the Shareholder Return Incentive Compensation Plan approved by shareholders on April 27, 1993 ("Shareholder Return Plan"). The purpose of the EVA Plan is to provide an incentive to eligible officers and senior managers to increase and maintain shareholder value by rewarding the achievement of these objectives. EVA is a measure of profitability that is based on the difference between the return earned on the capital invested in an enterprise and the cost of that capital. This difference can be either positive or negative and results in an addition to or a deduction from award balances accumulated from prior years. Each year, one third of the net balance accumulated is paid to the participant. That portion of the incentive compensation which has been deferred is "at risk" since a negative EVA in a subsequent year may eliminate previously accumulated balances. The calculation of the award pool is based, in part, on a fixed percentage of the improvement in EVA from the prior year and, in part, on a fixed percentage of the average of EVA contributed over a three year period. These percentages, which do not change from year to year, were determined when the Plan was originally established and were designed, using historical financial data, to create an award pool of sufficient size to achieve the objectives of the Plan and are used only for that purpose. Annually, at the outset of each plan year, the Compensation Committee determines the portion of the award pool to be allocated to each participant, including the executive officers, based on that individual's job responsibilities and the Committee's evaluation of the effect which that individual's performance is expected to have on the size of the award pool. A portion of the award pool is allocated, at the Committee's discretion, at the conclusion of each plan year. Discretionary awards are determined on the basis of the CEO's recommendation and the compensation policies established by the Committee. Both the non-discretionary and discretionary portions of an award are added to each participant's account balance, one third of which is paid and the remainder remains at risk in the account balance.

Shareholder Return Incentive Compensation Plan

      The purposes of the Shareholder Return Plan are to promote long term growth in the value of the Company's common stock, to attract and retain executives of outstanding ability, to encourage teamwork among the executives of the Company and its subsidiaries, and to reward performance based on the successful achievement of pre-established corporate financial goals. Under the Plan, shares are granted, from time to time, to eligible key employees of the Company or its subsidiaries who, due to the nature and scope of their positions, regularly and directly make or influence policy decisions which impact the overall long-term results or success of the Company. No awards were made in 1994.

                              LONG TERM INCENTIVE PLANS--AWARDS IN 1994(1)

                                                Performance
                                   Number of      or Other
                                 Shares, Units  Period Until         ESTIMATED FUTURE PAYOUTS
                                   or Other      Maturation   -------------------------------------
             Name                  Rights(2)     Payout(3)    Threshold(4)  Target(5)    Maximum(6)
             ----                -------------  ------------  ------------  ---------    ----------
Robert O. Viets                   $   195,850        --        $   52,734   $  118,017   $  158,201

R. Wayne Slone                        122,645        --            58,467       99,349      175,401

William M. Shay                        88,774        --            29,435       59,026       88,304

James F. Vergon                        81,301        --            38,445       65,545      115,334

Ronald L. Rainson(7)                      -0-        --               -0-          -0-          -0-

Thomas S. Romanowski                   72,630        --            35,654       59,864      106,961

(1) Amounts listed are paid under the Company's EVA-Based Incentive Compensation Plan which is described above.

(2) Amounts listed are the net increases in the 1994 plan year to previously accumulated balances.

(3) Each year, one third of the net balance accumulated in the EVA Plan is paid to the participant. (See Summary Compensation Table for amounts paid in 1994.)

(4)  Amounts listed are payable if net change in EVA in 1995 is zero.

(5) Amounts listed are payable if net change in EVA in 1995 is the same as in 1994.

(6) Amounts listed are accumulated balances at the beginning of the 1995 plan year.

(7) Mr. Rainson did not participate in an EVA-Based Incentive Compensation Plan in 1994 and has no accumulated award balance.

Certain Plans

      CILCO Benefit Replacement Plan. The CILCO Board of Directors has established a Benefit Replacement Plan (the "Plan"). The Plan provides for payments to Plan participants from CILCO's general funds to restore the retirement benefit under the CILCO Pension Plan when such benefit is restricted by (1) the maximum defined benefit limitation of Section 415(b) of the Internal Revenue Code of 1986, as amended (the "Code"), (2) the indexed compensation limitation of Section 401(a)(17) of the Code, and (3) participation in certain deferred compensation plans. The Plan generally covers all CILCO Pension Plan participants affected by these restrictions and provides for payment at the times and in the forms of the Pension Plan.

      CILCO Pension Plan. Pension benefits are provided to Company employees through CILCO's non-contributory Pension Plan for Management, Office and Technical Employees (the "Pension Plan"). Directors who are not employees do not participate in this Plan. Pension benefits are determined using a formula based on years of service and highest average rate of monthly earnings for any sixty consecutive month period. The normal retirement date specified in the Pension Plan is age 65. Retirement prior to age 62 results in an appropriate reduction in pension benefits.

      The following table shows the aggregate annual benefits payable on a straight life annuity basis upon retirement at normal retirement age under the CILCO Pension Plan and under the CILCO Benefit Replacement Plan discussed above. The amounts shown are not subject to any deduction for Social Security benefits or other offset amounts other than that for an optional survivorship provision.

                               PENSION PLAN TABLE

                                    Years of Service
                -------------------------------------------------------
 Remuneration   15 years   20 years    25 years    30 years    35 years
 ------------   --------   --------    --------    --------    --------
   $175,000     $37,410    $49,878    $ 62,346    $ 74,814    $ 87,282
    200,000      42,750     57,000      71,250      85,500      99,750
    225,000      48,096     64,128      80,160      96,192     112,224
    250,000      53,442     71,250      89,064     106,878     124,692
    300,000      64,128     85,500     106,878     128,250     149,628
    350,000      74,814     99,750     124,692     149,628     174,564

      The annual and long-term compensation shown for the individuals listed in the above Summary Compensation Table is substantially compensation as covered by the Pension Plan and the Benefit Replacement Plan. At January 1, 1995, the credited years of service under the Pension Plan for the officers named in the above table are as follows: R. O. Viets--21 years, R. W. Slone--36 years, W. M. Shay--12 years, J. F. Vergon--23 years, R. L. Rainson--12 years, and T. S. Romanowski--23 years.

      Compensation Protection Plans. The Boards of Directors of the Company and its subsidiaries, CILCO and ESE, have established Compensation Protection Plans providing benefits to eligible employees. Of those named in the Summary Compensation Table, the following are eligible employees: Viets, Slone, Shay, Vergon and Romanowski. The Plans provide severance benefits in the event of (i) a termination of employment resulting directly or indirectly from a sale of substantially all or certain assets of the Company, CILCO or ESE or (ii) a termination of employment within two years after a change in control occurring involuntarily for a reason other than unacceptable performance or occurring voluntarily with good reason as defined in the plan. A change in control includes the sale of all or part of the business of the Company, CILCO or ESE to a person not controlled by CILCORP, a merger or consolidation of CILCORP in which CILCORP does not survive or in which its common stock is converted, the acquisition of 30% of the beneficial ownership of CILCORP by a person together with the failure of continuing directors to constitute a majority of its board of directors, or a sale of all or substantially all of the assets of CILCORP. Upon a covered termination, a participant is entitled to a continuation of base salary and benefit plan coverage for two years (or a shorter period for participants below the position of vice president with less than 30 years of service) after such termination.

Compensation Committee Report on Executive Compensation

      Background and Policies. The Compensation Committee of the Board of Directors (the "Committee") is comprised of four non-employee members of the Board. The Committee considers and makes recommendations to the Board with respect to the compensation of the executive officers (the president and vice president) of the Company. The Committee's compensation policies with respect to the executive officers are as follows:

       1. Compensation levels should be established which are internally fair and equitable, bearing in mind (a) past practices, patterns and relationships, and (b) the relationship between officer level compensation and the compensation provided for top level managers throughout the Company.

       2. Compensation should be comparable and reasonable in relation to similar positions in other companies of like size, structure and purpose. A group of utility and utility holding companies of comparable size and nature was used for comparative purposes. This group includes consideration of smaller companies (comparable to CILCORP) that differs from the group of companies identified for comparative stock performance purposes.

       3. Compensation of the executive officers should be directly related to the economic value created for the Company's shareholders.

       4. A compensation program should be designed to attract and retain superior management.

      Executive Officer Compensation Program. The Company's current executive officer compensation program is comprised of two major components: base salary and incentive compensation. Base salary levels for the Company's executive officers are set by the Committee relative to other utility and utility holding companies of similar size. In addition, the Committee also considers the individual officer's experience and performance. Salaries of the executive officers are reviewed each year by the Committee and may be adjusted based on the individual's contribution to the Company's performance, as well as competitive pay levels. The average compensation of the executive officers combined is moderately below the competitive median of the group of utility and utility holding companies and the chief executive officer's compensation is well below the competitive median.

      The Company has not yet developed a policy with respect to qualifying certain performance based compensation paid to its named executive officers under the Plan for corporate deductibility under Section 162(m) of the Internal Revenue Code. The total compensation paid to each of these officers in 1994 was significantly below the $1,000,000 deductibility cap specified in Section 162(m). If and when it is anticipated that the total compensation paid to any of these named executive officers will reach this limit, the Company will establish such a policy.

      President's Compensation. The Committee recognizes Mr. Viets' positive contribution toward management of the ongoing operations of the holding company and its subsidiaries and his capacity for leadership in the future. Based in part upon Mr. Viets' suggestion, an increase in his current base salary of $261,000 was postponed until there is an improvement in operating results.

      The payment to Mr. Viets of an award of $88,015 in 1994 pursuant to the Company's EVA-Based Incentive Compensation Plan resulted from the creation of economic value as measured by the Plan formula, the Committee's consideration of Mr. Viets' performance and partial distribution of a positive award balance which had accumulated for prior years.

                                              Compensation Committee
                                                 Katherine E. Smith, Chairperson
                                                 Marcus Alexis
                                                 Willard Bunn III
                                                 Murray M. Yeomans

Comparative Stock Performance

      The graph below compares the yearly percentage change in the cumulative total shareholder return on the common stock of the Company during the five years ended December 31, 1994 with the cumulative total return on the S&P 500 Index and the S&P Utility Index over the same period. The comparison assumes $100 was invested on December 31, 1989 in the Company's common stock and in each of the foregoing indices, and assumes reinvestment of dividends.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                       (CILCORP, S&P 500, S&P UTILITIES)

                             [GRAPH APPEARS HERE]
                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
               AMONG CILCORP, S&P500 INDEX AND S&P UTILITY INDEX

Measurement period                            S&P 500         S&P UTILITY
(Fiscal year Covered)         CILCORP          INDEX             INDEX
- ---------------------         -------         -------         -----------
Measurement PT-
12/31/89                      $100.00         $100.00         $100.00

FYE 12/31/90                  $ 98.42         $ 96.89         $ 97.44
FYE 12/31/91                  $114.43         $126.42         $111.69
FYE 12/31/92                  $127.79         $136.05         $120.72
FYE 12/31/93                  $128.44         $149.76         $138.16
FYE 12/31/94                  $118.94         $151.74         $127.18

2.   Appointment of Independent Public Accountants
     (The Board Recommends a Vote FOR Ratification.)

      The Board of Directors has appointed Arthur Andersen LLP, independent public accountants, to audit the accounts of the Company for 1995. Although the appointment of independent public accountants is not required to be approved by the shareholders, the Board believes the shareholders should participate in this appointment through ratification. If a majority of the shares represented and voting at the meeting does not ratify the appointment, the Board will reconsider its action.

      A representative of Arthur Andersen LLP is expected to be present at the annual meeting and will be given an opportunity to make a statement if he so desires and to respond to appropriate questions.

3.   Shareholder Proposal
     (The Board Recommends That CILCORP Shareholders Vote
     AGAINST Proposal 3.)

      Three shareholders of the Company have advised the Company that they will submit the proposal set forth below at the annual meeting. The names and addresses of the proponents and the number of shares held by the proponents will be furnished by the Secretary of the Company to any person, orally or in writing, as requested, promptly upon the receipt of an oral or written request.

     "The shareholders of CILCORP Inc. request the following amendment to the By-laws and (or) Articles of Incorporation be adopted:

     Beginning at the 1995 CILCORP Inc. Annual Shareholders meeting, each director shall at all times hold, directly in their name, an amount of shares of CILCORP Inc. common or voting class preferred of such quantity not to be less than the average shareholder's holding of the particular class of stock. The number of shares shall be based upon the annual report to shareholders of the preceding year.

     It shall be the duty of the Secretary of CILCORP Inc. to certify this compliance prior to an individual being seated on our Board of Directors.

     Should any director fail to comply with this ownership requirement, such director shall have thirty (30) days from the date of non-compliance to comply. Failure to comply shall result in disqualification and such director's position shall be declared vacant."

     Shareholders' Statement in Support of Proposal

     "In the proponents' opinion, a director with an investment at least equal to that of the average shareholder (holding 816 shares based upon the current annual report) should help to instill strong, undivided and lasting interest in our corporation. This should promote directors to think like the average owner and expose them directly to risks of the business as well as its opportunities. Assets represented in the form of--PHANTOM or other forms of ILLUSIONARY shares, must not be construed as bonafide stock holdings in CILCORP Inc. An investment in CILCORP Inc. is a monetary commitment; however, if the amount is of a superficial nature, the question of dedication becomes one of conjecture. This would ensure that our Directors examine management's initiatives as being in the best interests of the shareholder. For a number of years we have witnessed board members placing their retainer and meeting fees in tax deferred accounts drawing interest on this money from our company while avoiding buying additional common shares of our company; therefore, the basic question we ask is "WHY ARE DIRECTORS UN-WILLING TO PLACE THEIR DOLLAR AT RISK FOR THE DECISIONS THEY MAY AUTHORIZE?"

     This proposal does not eliminate highly qualified individuals from serving on our Board of Directors, but demands a highest level of motivation and commitment to the employees, customers and shareholders."

Board of Directors' Statement in Opposition to Shareholder Proposal

      The Board believes that the establishment of a mandatory, arbitrary level of stock ownership by CILCORP directors is unwarranted. A director of CILCORP owes, by law, a fiduciary obligation to the shareholders of the Company. He or she is obligated to exercise the utmost duty of care and loyalty to shareholders and to conduct the business and affairs of the Company in such a way as to maximize the benefits of stock ownership. The selection of CILCORP's directors should be based primarily on the business experience, management skill and sound judgment which they contribute to the Board rather than on the number of shares owned and wealth accumulation.

      Any implication by this proposal that CILCORP's current directors are not dedicated to the interests of the Company and its shareholders is false and misleading. All of the Company's current directors hold significant investment interests in the Company, consisting of outright stock ownership and deferred compensation arrangements through which the participants assume the position of unsecured general creditors. At January 1, 1995, directors had a combined investment in the Company exceeding $4.0 million, an average in excess of $367,000 per director. The average investment by directors in the Company's common stock or common stock equivalents exceeds 4,000 shares, an increase of approximately 2,000 shares during the last four years.

      Six incumbent directors are participating in a deferred compensation plan which provides that the value of amounts deferred fluctuates proportionately with the performance of the Company's common stock. The economic interest is not "illusionary." The plan provides directors their only opportunity to participate in the benefits (and risks) of owning CILCORP stock without being subject to regulations of the Securities and Exchange Commission which impose severe stock market trading limitations on "insiders." A participant in the plan cannot, however, dispose of his or her plan investment so long as he or she is a director. Because plan participants cannot liquidate their stock holdings to take advantage of market developments, the Company believes the plan requires a higher level of commitment to CILCORP than outright share ownership.

      To amend the Company's By-laws to include the foregoing proposal, the affirmative vote of 75% of the shares outstanding and entitled to vote thereon at the annual meeting is required.

      To amend the Company's Articles of Incorporation to include the foregoing proposal, the affirmative vote of a majority of the shares outstanding and entitled to vote thereon at the annual meeting is required, as well as approval by the Board.

4.   Other Matters

      The Board has no knowledge of any business to be presented for consideration at the annual meeting other than that discussed above. Should any other business properly come before the meeting or any adjournment thereof, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the best judgment of the persons named in such proxies.

Proposals of Shareholders

      Proposals of shareholders to be presented at the April 23, 1996 annual meeting must be received not later than November 13, 1995 for inclusion in the proxy statement and form of proxy relating to that meeting. Proposals should be sent to the Secretary, CILCORP Inc., 300 Hamilton Boulevard, Suite 300, Peoria, Illinois 61602.

                                             By Order of the Board of Directors,

                                             John G. Sahn
                                             Vice President, General Counsel and
                                             Secretary

March 13, 1995

                            [LOGO OF CILCORP INC.]

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned appoints D.E. Connor, R.O. Viets, and J.G. Sahn, and each of them, attorneys and proxies with power of substitution to each, with authority to vote all shares which the undersigned would be entitled to vote if personally present at the 1995 annual meeting of shareholders of CILCORP Inc., or at any adjournment thereof, upon the items set forth in the notice of meeting and proxy statement relating thereto and, in their discretion, upon any other matter which may properly come before the meeting. The shares represented hereby will be voted as directed on the reverse of this card.

   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NOT OTHERWISE DIRECTED, THIS PROXY WILL BE
                  VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEM 3
                        ---                   -------

                (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)

PROXY. PLEASE DATE AND SIGN EXACTLY AS NAME APPEARS BELOW. EACH JOINT OWNER SHOULD SIGN. ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, CORPORATE OFFICER OR OTHERS SIGNING IN A REPRESENTATIVE CAPACITY SHOULD GIVE THEIR FULL TITLES.


                               1. ELECTION OF DIRECTORS
DATE: ---------------, 1995
                                 [_] FOR all nominees  [_] WITHHOLD AUTHORITY
- ---------------------------          listed below          to vote for all
SIGNATURE/S                          (except as marked     nominees listed below
                                     to the contrary
- ---------------------------          below)

                               Nominees: W. Bunn III, H.J. Holland, and
                                         K.E. Smith

                               Instructions: To withhold authority to vote for
                                             any individual nominee, write that
                                             nominee's name in the space
                                             provided below.

                               ________________________________________________
                               THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
                                                                        ---
                               APPOINTMENT OF INDEPENDENT ACCOUNTANTS.
                               2. Appointment of     FOR    AGAINST    ABSTAIN
                                  Arthur Andersen    [_]      [_]        [_]
                                  LLP as independent
                                  accountants

                               ------------------------------------------------
                               THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST
                                                                        -------
                               THE FOLLOWING.
                                                     FOR   AGAINST    ABSTAIN
                               3. Shareholder        [_]     [_]        [_]
                                  proposal (director
                                  share ownership)

NO POSTAGE REQUIRED IF RETURNED IN THE ENCLOSED
    ENVELOPE AND MAILED IN THE UNITED STATES.